EXHIBIT 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholder of
Long Beach Acceptance Corp.

We have examined management's assertion that Long Beach Acceptance Corp. (the
"Company") has complied as of and for the year ended December 31, 2004, with its established minimum servicing standards described in the accompanying
Management's Assertion dated February 18, 2005. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertions about the
Company's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as
adopted by the Public Company Accounting Oversight Board and, accordingly, included examining, on a test basis, evidence about the Company's compliance with its minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with its minimum servicing standards.

In our opinion, management's assertions that the Company complied with the aforementioned minimum servicing standards as of and for the year ended December
31, 2004 is fairly stated, in all material respects based on the criteria set forth in Appendix I.

/s/  Deloitte & Touche LLP
February 18, 2005

MANAGEMENT'S ASSERTION

February 18, 2005

As of and for the year ended December 31, 2004, Long Beach Acceptance Corp. (the
"Company") has complied in all material respects with the Company's established minimum servicing standards for serviced automobile loans as set forth in
APPENDIX I (the "Standards"). The Standards are based on the Mortgage Banker's
Association of America's Uniform Single Attestation Program for Mortgage
Bankers, modified to address the unique characteristics of servicing automobile loans.

As of and for this same period, Long Beach Acceptance Corp. was covered by a fidelity bond of $100,000,000 and an errors and omissions policy of $15,000,000.

/s/ Stephen W. Prough
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         Stephen W. Prough
         Chairman, President and Chief Executive Officer

/s/ Michael J. Pankey
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         Michael J. Pankey
         Executive Vice President and Chief Financial Officer

/s/ Maureen  Morley
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         Maureen Morley
         Vice President and Controller

LONG BEACH ACCEPTANCE CORP.'S MINIMUM SERVICING STANDARDS

I.      CUSTODIAL BANK ACCOUNTS

1.      Reconciliations shall be prepared on a monthly basis for all custodial bank accounts and related bank clearing accounts. These reconciliations shall:

        o    be mathematically accurate;

        o    be prepared within forty-five (45) calendar days after the cutoff date;

        o    be reviewed and approved by someone other than the person who prepared the reconciliation; and

        o    document explanations for reconciling items.  These reconciling items shall be resolved within ninety (90) calendar days of their original identification.

2.      Funds of the servicing entity shall be advanced in cases where there is an overdraft in an investor's or a customer account.

3.      Each custodial account shall be maintained at a federally insured depository institution in trust for the applicable investor.

II.     PAYMENTS

1.      Payments shall be deposited into the custodial bank accounts and related bank clearing accounts within two business days of receipt.

2.      Payments made in accordance with the customer's loan documents shall be posted to the applicable customer records within two business days of receipt.

3.      Payments shall be allocated to principal, interest, insurance, taxes or other escrow items in accordance with the customer's loan documents.

4.      Payments identified as loan payoffs shall be allocated in accordance with the customer's loan documents.

III.    DISBURSEMENTS

1.      Disbursements made via wire transfer on behalf of a customer or investor shall be made only by authorized personnel.

2.      Disbursements made on behalf of a customer or investor shall be posted within two business days to the customer's or investor's records maintained by the servicing entity.

3.      Amounts remitted to investors per the servicer's investor reports shall agree with cancelled checks, or other form of payment, or custodial bank statements.

4.      Unused checks shall be safeguarded so as to prevent unauthorized access.

IV.     INVESTOR ACCOUNTING AND REPORTING

1.      The servicing entity's investor reports shall agree with, or reconcile to, investors' records on a monthly basis as to the total unpaid principal balance and number of loans serviced by the servicing entity.

V.      RECEIVABLE ACCOUNTING

1.      The servicing entity's loan receivable records shall agree with, or reconcile to, the records of the borrower's with respect to the unpaid principal balance on a monthly basis.

VI.     DELINQUENCIES

1.      Records documenting collection efforts shall be maintained during the period a loan is in default and shall be updated at least monthly. Such records shall describe the entity's activities in monitoring delinquent contracts including, for example, phone calls, letters and payment rescheduling plans in cases where the delinquency is deemed temporary
        (e.g., illness or unemployment).

VII.    INSURANCE POLICIES

1.      A fidelity bond and errors and omissions policy shall be in effect on the servicing entity throughout the reporting period in the amount of coverage represented to investors in management's assertion.